EXHIBIT 99.1

Heritage Oaks Bancorp Announces Retirement of Director, Kenneth Dewar

PASO ROBLES, Calif., Aug. 28, 2012 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (the "Company"), the holding company for Heritage Oaks Bank (the "Bank") (Nasdaq:HEOP), announced that its Director, Kenneth Dewar, informed the Board of Directors of the Company and the Bank of his intention to retire on August 23, 2012.

Director Dewar joined the Company and the Bank as a director in August of 1998. He has been a business owner for over 25 years, serving as President of J.B. Dewar, Inc., a regional fuel and lubricant distributor. Dewar's small business management experience brought valuable insights to the Board. Throughout his career, Dewar has worked with many Central Coast nonprofits and community organizations. His leadership, extensive knowledge of the petroleum industry and corporate management skills all enhanced his contributions to the Company and the Bank as a director.

Michael J. Morris, Chairman of the Company and the Bank said, "Over his fourteen years in service on the Board, I've come to rely on Ken's wisdom, business acumen, and good sense. I will miss him greatly, and wish him well in his future endeavors."

Simone Lagomarsino, President and Chief Executive Officer of the Company and the Bank said, "On behalf of all of us at Heritage Oaks Bank, we would like to thank Ken for his service and active guidance on our Board. The Bank has benefitted greatly from his advice and counsel."

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, and Santa Barbara, two branch offices in Santa Maria, and a loan production office in Ventura/Oxnard. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County, Santa Barbara County, and Ventura County. The Business First division has one branch office in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the success of the Company and Bank in fulfilling the requirements of the Order and written agreement, completing the capital raise as described above, the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and banking regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT: WILLIAM RAVER, EVP
         805-369-5200